Exhibit 10.G.03

EXCLUSIVE SALES REPRESENTATIVE AGREEMENT

This Exclusive Sale Sales Representative Agreement is made this 10th day of February, 2009, by and between OptiCon Systems, Inc., a Nevada, U.S.A. corporation with its principal place of business at 449 Central Ave, Suite 101, St. Petersburg, FL 33701 U.S.A. (the “Company"), and Mfumo Networking Solutions, a South Africa corporation with its principal place of business at 68 Cranbourne Avenue, Benoni, South Africa 1550 ("Sales Representative").

WHEREAS, the Company offers a network management solution for physical and logical layer management and fault detection, including on fiber-optic systems, via software, professional services, and integrated systems; and

WHEREAS, Sales Representative desires to sell the Company's Products and services in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants set forth below, and other good and valuable consideration, the adequacy, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.

  As used herein:

1.1           "Products" shall mean Company products, software, accessories and services offered by the Company for sale in the Territory which are listed in Exhibit A attached hereto, as the same may be amended or modified from time to time by the Company in its sole discretion.

1.2           "Territory" shall mean the geographical area, specified prospects/customers or areas described in Exhibit B attached hereto, as the same may be amended or modified from time to time by duly authorized representatives of the parties hereto in writing.

1.3           "Net Billings" shall mean all amounts invoiced in respect to the sale of Products actually provided to a customer, less actual discounts, credits, refunds and allowances made, freight, transportation, C.O.D., insurance and similar charges, manufacturer's warranty charges, and any applicable sales, use or other similar taxes.  The payment for the Company’s Products shall be nominated in U.S. Dollars.

1.4           "Bookings" shall mean orders from customers that have been received, acknowledged and accepted by the Company and scheduled to be provided to the customer.

1.5           "Commissions" shall mean Sales Representative's compensation for performance of its duties hereunder at the rates set forth in Article 2.5 of this Agreement, as the same may be amended or modified from time to time by the Company in its sole discretion by giving at least thirty (30) days’ prior written notice to Sales Representative before such change becomes effective.  The new commission rates shall apply to all orders received or dated after the effective date of such notification.  Payment of commissions shall be nominated in the local currency of the Sales Representative, net of banking charges.

1.6           "House Accounts" shall mean those customers for or purchasers of the Company Products which are located within the Territory and which are designated from time to time in writing by the Company as House Accounts.  House Accounts designated by the Company at the time of execution of this Agreement are set forth in Exhibit B attached hereto. The Company may in its sole discretion designate other customers as House Accounts by giving Sales Representative at least ten (10) days prior written notice of such designation before such designation becomes effective.

1.7           "Regular Accounts" shall mean those customers for purchasers of the Company Products which are not defined in Article 1.6 above and shall be serviced by the Sales Representative.

1.8           "Industrial Distributor" shall mean those persons, firms or organizations purchasing the Company Products for resale to customers in the Territory (excluding House Accounts) in accordance with distributorship agreements entered into from time to time with the Company.

1.9           "Confidential Information" shall mean all information made available by the Company to Sales Representative, its agents or employees, in connection with this Agreement which the Company protects against unrestricted disclosure to others and which:  (i) if in written or other tangible form, is clearly designated as "Confidential"; or (ii) if disclosed orally, is designated as "Confidential" in a written memorandum delivered by the Company promptly following such oral disclosure.  By way of illustration, but no limitation, Confidential Information may include proprietary technical data and concepts, vendor and customer information, financial information and marketing data.

2.           Appointment.

2.1           The Company hereby appoints Sales Representative as the Company’s Exclusive Sales Representative to solicit orders for Products in the Territory from governmental and municipal entities, and on a non-exclusive basis to private and corporate accounts, and Sales Representative hereby accepts such appointment, subject to the terms and conditions of this Agreement.  Notwithstanding the foregoing, the Company reserves the right, during the term of this Agreement, to sell Products directly to House Accounts without paying Commissions to Sales Representative.

2.2           Solicitation of Orders.

(a)           Sales Representative agrees to use its diligent and best efforts to solicit orders and promote sales of Products in the Territory and to devote such time and effort to such activities as is reasonably necessary to provide coverage for existing and potential accounts within the Territory on a regular basis, consistent with good business practices.
(b)           Sales Representative shall solicit orders for Products at such prices, and on such other terms and conditions, as may be established by the Company from time to time.  All quotations for Products must be based upon the Company's published prices and standard terms and conditions as then in effect, unless deviations there from have been approved in advance by the Company.  Current Product prices can be found in Exhibit C. No quotation will be valid for a period of more than thirty (30) days unless otherwise approved in advance by the Company.  Sales Representative will provide to the Company copies of all quotations and correspondence with customers and potential customers.
(c)           All Purchase Orders solicited by Sales Representative are subject to written acceptance by an officer or other authorized employee of the Company, and no Purchase Order shall be binding upon the Company until so accepted.  All orders will be accepted only in accordance with the Company's Standard Terms and Conditions of Sale.  The Company reserves the right to alter or amend its Standard Terms and Conditions of Sale at any time and such revised Standard Terms and Conditions of Sale shall be used for all sales after the effective date of such revisions.  Sales Representative agrees that it shall have no authority to accept any order, assume, create or modify any agreement or obligation or authorize any allowance, adjustment or return of Products on behalf of the Company and shall so advise all customers and potential customers with whom it deals.
(d)           The Company shall have the right to change its standard price list at any time and from time to time during the term of this Agreement, provided that the Company shall give Sales Representative thirty (30) days' advance notice of any such price change.  No price change shall be effective for Products covered by a Purchase Order accepted by the Company prior to the effective date of such price change.  The price of all Products shall include the cost of standard packaging in accordance with the Company's standard commercial practices.  All freight, insurance, shipping and non-standard packaging expense shall be borne by and invoiced to the customer unless otherwise specified in the Company’s quotation.

2.3           Other Duties of Sales Representative.

  During the term of this Agreement, Sales Representative agrees as follows:

(a)           Sales Representative shall maintain at least one office in the Territory which shall be continually open and adequately staffed during normal business hours.  Sales Representative shall employ an adequate number of qualified sales personnel, at such compensation and on such other conditions as Sales Representative may deem appropriate, in order to enable Sales Representative to discharge its duties hereunder;
(b)           Upon request of the Company, Sales Representative agrees to undertake, at Sales Representative's expense, those administrative functions the Company deems reasonably required for proper management of the sales activity, including, but not limited to:

(i)           Attendance of sales personnel at Regional Sales Conferences for the region in which the Territory is located and at National Sales Conferences.
(ii)           Submission of rolling three-month forecasts of bookings and billings forecasts to the Company as requested by the Company.
(iii)           Submission of annual sales forecasts.
(iv)           Submission of customer contact reports on a regular basis.
(c)           Sales Representative shall obtain, and regularly report to the Company,  information concerning existing and potential markets for existing Products, as well as customer interest in potential new or modified Products within the Company's field of operations;
(d)           Sales Representative shall cooperate with and assist the Company in implementing such promotional and merchandising campaigns as the Company may from time to time undertake;
(e)           Sales Representative shall regularly report to the Company regarding activities of the Company's competitors of which Sales Representative becomes aware during the course of Sales Representative's services hereunder;
(f)           Sales Representative shall properly store and maintain all Products and other property of the Company which may be supplied to Sales Representative on consignment, for demonstration purposes or otherwise, and shall return the same to the Company in good condition (reasonable wear and tear excepted) upon the termination of this Agreement or the Company's request therefore.  Sales Representative shall be responsible for normal maintenance of all demonstration units and responsible for any loss or shortage when they are located in the Territory.  Sales Representative shall keep appropriate and adequate records of any Products or other property of the Company shipped to and from its premises under its control or direction, and shall maintain suitable warehousing facilities where required.  The Company shall have the right, on request, to examine and/or audit all records pertaining thereto and to conduct a physical inventory on reasonable notice;
(g)           Sales Representative shall promptly notify the Company of any complaint or claim made or brought against Sales Representative or the Company with respect to any Product;
(h)           Sales Representative shall promptly notify the Company of all inquiries regarding Products received by Sales Representative from sources outside the Territory;
(i)           Sales Representative shall avoid any actual or potential conflict of interest with its duties to the Company hereunder.  Sales Representative shall not represent any other manufacturer or supplier of equipment competitive with the Products without the prior written consent of the Company; and

2.4           Duties of the Company.
  During the term of this Agreement, the Company agrees as follows:
(a)           The Company shall provide Sales Representative with current technical information regarding the Products; and

(b)           the Company shall furnish to Sales Representative, without charge, reasonable quantities of promotional sales literature and brochures, catalogue sheets, price lists and engineering data and such other information and sales aids as, in the Company's opinion, are appropriate for use by Sales Representative in soliciting the sale of Products hereunder, which materials may be used by Sales Representative solely to support its sales activities on the Company's behalf.

2.5           Commissions.

Hereunder, the Company shall pay Commissions to Sales Representative of 15% on (i) the Net Billings directly invoiced by the Company with respect to sales of Products to Regular Account customers located in the Territory, and (ii) the Net Billings invoiced by the Company's Industrial Distributors with respect to sales of Products for shipment to Regular Account customers of Sales Representative located in the Territory, but excluding in each case Net Billings with respect to sales of Products to House Accounts.

(a)           Commission payments with respect to sales of Products shall be paid within 30 days of receipt.
(b)           There shall be deducted from any Commission payment due Sales Representative an amount equal to the total of: (i) any Commissions previously paid in respect to sales of Products which have subsequently been returned; and (ii) a pro rata portion of any Commissions previously paid in respect to Products upon which refunds or credits have subsequently been allowed by the Company.

(c)           Each Commission payment shall be accompanied by a statement setting forth in reasonable detail the computation of the Commissions being paid, and any deductions thereto for identifying invoices by number.
(d)           Commissions shall not accrue or be payable on orders or shipments for any non-production items, such as experimental samples, tools or equipment, development or experimental products, special testing equipment or any similar equipment, paperwork, or for non-recurring engineering or technology transfer charges, royalties or license fees.
(e)           If this Agreement is terminated by either party, Commissions shall thereafter be determined and payable in accordance with Article 5.
(f)           Any claim or dispute Sales Representative may have, which is related to or arises out of the payment of Commissions hereunder shall be submitted to the Company in writing within thirty (30) days after Sales Representative knows of, or has reason to know of, the basis for the claim or dispute.  Failure to give notice shall relieve the Company from any and all liability for such claim or dispute.  The provisions of this subsection shall survive the termination of this Agreement.

3.           Warranties and Limitations of Liability.
           The Company shall provide to customers solicited by Sales Representative only such limited product warranties as are contained in its Standard Terms and Conditions of Sale, as modified from time to time.  Sales Representative shall make no representations or warranties to customers or potential customers inconsistent with or in addition to those contained in such terms and conditions.

4.           Confidential Information and Trademarks.

4.1           Proprietary Rights.

  Sales Representative agrees that the Company retains proprietary rights in and to all product specifications, designs, engineering details, discoveries, inventions, patents, trade secrets and other proprietary rights relating to the Products (the "Proprietary Information").  The Products are offered for sale and are sold by the Company subject in every case to the condition that such sale does not convey any license, expressly or by implication or otherwise, to manufacture, duplicate or otherwise copy or reproduce any of the Products.

4.2           Protection of Confidential Information.

  Sales Representative agrees to protect the confidentiality of all Confidential Information (including without limitation the Proprietary Information) with the same degree of care as Sales Representative accords to Sales Representative's own confidential and proprietary information and to use such Confidential Information only for purposes related to this Agreement; provided, however, that Sales Representative shall not be obligated to treat information as Confidential Information, if such information:

(a)           Was rightfully in Sales Representative's possession, or rightfully known to Sales Representative, prior to its receipt from the Company; or
(b)           Is or becomes public knowledge without the fault of Sales Representative; or
(c)           Is or becomes rightfully available to Sales Representative without confidential restriction from a source having no duty of confidentiality to the Company.

4.3           Continuation of Obligations.
  The obligations imposed by Article 4.2 shall continue during the term of this Agreement and for a period of two (2) years thereafter.  Upon termination of this Agreement, Sales Representative will return to the Company, within thirty (30) days, all Confidential Information in written or other tangible form, and all reproductions, copies, extracts or summaries thereof, in its possession.

4.4           Trademarks.
  The Company hereby grants Sales Representative the right to use the Company's trademarks solely in connection with the solicitation of orders for Products hereunder and for such other purposes as may be approved in advance by the Company.  Sales Representative acknowledges that such trademarks are and shall remain the sole property of the Company.  Sales Representative shall not do or suffer to be done any act or thing that will in any way impair the rights of the Company in and to any the Company trademark.  Sales Representative agrees not to use or register for use any name or mark confusingly similar to any trademark of the Company.  Upon termination of this Agreement for any reason, Sales Representative agrees to discontinue use of all the Company trademarks.

5.           Term and Termination.

5.1           Term.

  Unless terminated sooner as herein provided, the term of this Agreement shall be for a period of twelve (12) months from the date of this Agreement (Initial Term).  If no notice of termination as otherwise provided in this Article, this Agreement will be automatically renewed for additional twelve (12) month terms, subject to conditions in Exhibit B.

5.2           Termination by the Company for Cause.

  This Agreement may be immediately terminated by the Company upon the breach or default by Sales Representative of any of the material terms, obligations, covenants, representations or warranties contained herein, including, without limitation, Sales Representative's misuse of Confidential Information or the engagement in activities competitive with the sale of Products by the Company, by giving written notice of termination and specifying such breach or default.  Sales Representative shall not be entitled to receive any Commission payments after termination of this Agreement by the Company for cause.

5.3           Termination Without Cause.

  This Agreement may be terminated by either of the parties without cause upon written notice to the other party given at least thirty (30) days prior to the effective date of termination stated in the notice.  In such event, Sales Representative shall receive Commissions only on Bookings made directly through Sales Representative prior to the date of termination, which result in payments made within six (6) months after the date of termination.

           5.4     Resignation.  In the event Sales agent resigns and no longer perform duties as a sales agent, commissions would be paid on the projects closed at the time of termination. Commissions on projects in progress will not be paid if they close after termination date. However, commissions on projects closed, but payments not yet received will be paid within 30 days of receipt of payment even if it is after termination date.

6.           Miscellaneous.

6.1           Nature of Relationship.

  Sales Representative shall at all times during the performance of its services hereunder be an independent contractor, maintaining sole and exclusive control over its business, operations and employees.  Except as specifically provided herein, all expenses and disbursements, including, but not limited to, those for travel, entertainment, office, clerical, insurance, employee compensation and general selling expenses, that may be incurred by Sales Representative in connection with this Agreement shall be borne wholly and completely by Sales Representative, and the Company shall be in no way responsible or liable therefore. Except as specifically provided herein, neither party shall have, or shall hold itself or himself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other or to pledge the other's credit or to extend credit in the other's name.

6.2           Public Announcements.  The Company and the Sales Representative will have the right to publicly announce in press releases, radio, online or TV interviews significant developments related to the Agreement.  Each Party hereto shall use its best efforts to provide the other Party the text of all public announcements.

6.3           Notices.

  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, to the proper parties at the appropriate business addresses.

6.4.1   Damages.

The Company shall not be liable for any losses, injuries, damages or claims of any nature whatsoever arising from the negligence or fault, whether intentional or negligent, of Sales Representative, its employees or agents, which Sales Representative may be subject to or incur as a result of any of its activities in connection with this Agreement.  Sales Representative will carry adequate business insurance, at its own expense, to cover such contingencies and will, upon request, submit proof thereof to the Company's satisfaction.  Sales Representative shall indemnify and hold the Company harmless from any claims, injuries, damages or losses for property damage, personal injury, or any other liability arising from the negligence or fault, whether intentional or negligent, of Sales Representative, its employees or agents.

6.4.2   The Company liability under this Agreement shall be limited to losses, injuries, damages or claims which Sales Representative may be subject to or incur as a result of the negligence or fault of the Company and / or any of its employees and/or agents and/or suppliers, including manufacturing defects or faults in any of the products.

6.4.3   The Company shall indemnify and hold the Sales Representative harmless from any claims or losses for property damage, personal injury, or any other liability arising from the above stated in art 6.3.2.

 6.5           Headings.

  The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

6.6           Counterparts.

  This Agreement may be executed in counterparts, and delivery of a signed counterpart by facsimile shall constitute valid execution and delivery of this Agreement.

6.7           Assignment.

  Neither this Agreement, nor any rights or obligations hereunder may be assigned, delegated or transferred in any manner by Sales Representative without the prior written consent of the Company.  This Agreement shall bind and inure to the benefit of any successors or assigns of the Company and to any permitted successors or assigns of Sales Representative.

6.8           Entire Agreement.

  This Agreement, including Exhibits A and B hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous negotiations, representations, agreements and understandings of the parties.  Except for amendments or modifications permitted to be made by the Company in its sole discretion, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

6.9           Applicable Law.

  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without regard to any principles governing conflicts of laws.  Any action or proceeding brought under or arising out of this Agreement shall be litigated or brought in an appropriate state or federal court in the State of Nevada.  The trade terms under this Agreement shall be governed by and interpreted in accordance with the provisions of the Uniform Commercial Code, as adopted in the State of Nevada, and shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods.

6.10           Severability.

  Should any provision of this Agreement be determined to be invalid, it should be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

6.11           Non-Waiver.

  The failure of either party to enforce at any time any provision or provisions of this Agreement shall in no way be considered to be a waiver of such provision or provisions, nor shall such failure affect the validity of this Agreement in any way.  The failure of either party to exercise any such provision or provisions shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

6.12           Attorneys' Fees.

  In the event of any action or proceeding brought by one party against the other concerning this Agreement, whether for declaratory or other relief, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

OptiCon Systems, Inc.                                                                           Mfumo Networking Solutions

/s/ Sam Talari	/s/ Phil Mabunda
Sam Talari	Name: Phil Mabunda
Chairman of the Board	Position: Chief Executive Officer
C: (727) 417-9338	C : 27 83 299-0573
P: (817) 305-0628	P: 27 11 845-3322
F: (813) 354-2739	F: 27 11 845-1882
E: talari@futuretechcapital.com	E: phil@mfumonetworking.co.za

(Signature Page Mfumo Networking Solutions/Opticon Systems, Inc. dated 10th February, 2009)

EXHIBIT A

I.	PRODUCTS:

  The Company products covered by this Agreement are listed below, but not limited to:

i.	OptiCon Network Manager™ Version R-3.0.0.1

ii.	OptiCon Maintenance Contracts

EXHIBIT B

I.	TERRITORY/ACCOUNTS:

 The following Territory/Account(s) is/are hereby assigned to Sales Representative for the sale of the Company Products as described in this Agreement:

i.	Territory: Republic of South Africa

ii.	Other Territories/Accounts: Subject to pre-approval by the Company.

II.	HOUSE ACCOUNTS:

 Excluded from commission payable for sales in the Territory/Accounts are sales to the following House Accounts:

No exclusions

III.	EXCLUSIVE TERRITORY/ACCOUNTS:

 The Company assigns Exclusive Accounts by customer. When a sales representative introduces a potential customer to the Company by providing his name, position and title, the organization that he is affiliated with and his email address or telephone number and address, the Company provides approval to the Representative in writing and the potential customer is then entered into our data base. Once this information is presented to the Company this customer is designated as the Sales Representative’s Exclusive Account with the Company as long as this agreement is in effect, provided that this account places an order with the Company within the 12 month period after the registration.  If the account has not placed an order within the twelve month period, the customer must be reregistered with the Company for another 12 month period.  Exhibit B shall be updated from time to time to list the Sales Representative’s Exclusive Accounts.

IV.	REFERRING AGENT: Develco cc